Exhibit 10.1

CONFIDENTIAL MUTUAL SEPARATION AND GENERAL RELEASE AGREEMENT

This Confidential Mutual Separation and General Release Agreement (“Agreement”) is made by and among Power Solutions International, Inc., its owners, shareholders, officers, directors, managers, members, predecessors, successors, subsidiaries, and affiliates (collectively, the “Company”) and Randall Lehner (“Employee”) effective as of April 24, 2025 (“Effective Date”).

WHEREAS, Employee and the Company entered into an employment agreement dated and effective on March 4, 2024 (“Employment Agreement”).

WHEREAS, Employee serves as General Counsel of the Company.

WHEREAS, Employee and the Company have mutually agreed that it is in the best interests of the parties to terminate the Employment Agreement;

WHEREAS, Employee and the Company enter into the following Agreement to (a) provide an orderly transition of Employee’s responsibilities and keep access to Employee’s cooperation regarding Company operations; and (b) fully settle and resolve any and all issues and disputes arising out of Employee’s employment with and separation from the Company;

NOW, THEREFORE, in consideration of the fulfillment of the conditions, covenants and provisions set forth in this Agreement, the parties hereby acknowledge and agree as follows:

1. Final Wages. Employee acknowledges that he has received payment for any unpaid final wages for time worked through and including the Effective Date and payment of the 2024 Key Performance Indicator (“KPI”) bonus in conformance with the KPI plan documents. Except as specifically provided in this Section 1 and with respect to the Separation Payments and other consideration provided for in Section 2 below, Employee agrees that he is not entitled to and will not receive any additional compensation, bonuses, equity awards, employee benefits or other consideration from the Company.

2. Separation Payments/Consideration. As consideration for this Agreement, the Company will pay Employee the following amounts: (1) $350,000, which is equal to twelve months pay of Employee’s annual salary; (2) $19,200, which is equal to 24 months of Employee’s car allowance; and (3) $38,125.82, which is additional consideration for this Agreement (collectively, the “Separation Payments”). Payment of the Separation Payments totaling $407,325.82 shall be paid in two parts: (a) 26 bi-weekly installments of $7,833.19 as part of the Company’s normal payroll process, less applicable withholdings; and (b) $203,662.91 in a lump sum, less applicable withholdings. All of the foregoing Separation payments shall commence on the first regular payroll after the Effective Date of this Agreement and the Agreement is nonrevocable, and the lump sum payments shall be made as part of the first regular payroll following the Effective Date. Upon the Agreement becoming nonrevocable and if Employee timely elects COBRA health insurance continuation coverage, the Company will pay directly to the COBRA administrator a proportional share of the premiums owed by Employee during the twelve (12) month period installments are paid under this Agreement as if Employee were still employed by the Company during the applicable severance period stated above, and Employee will be responsible for the Employee’s contribution for that period; thereafter, once payments cease under this Agreement, Employee will be solely responsible for all COBRA/benefits payments. Employee will be responsible for submitting all notices and forms required to elect COBRA.

Employee acknowledges that all payments under this Section 2 are in addition to any amount to which Employee would otherwise be entitled without signing this Agreement.

3. Employee Waiver and General Release. In exchange for the consideration specified in this Agreement and complying with its terms, except for claims expressly exempted from the terms of this Release under the Agreement, Employee, on behalf of himself and his heirs, legatees, personal representatives and assigns, releases and discharges the Company’s past, present and future direct or indirect parent organizations, subsidiaries, divisions, affiliated entities, and its and their partners, officers, directors, members, trustees, administrators, fiduciaries, employment benefit plans and/or pension plans or funds, executors, attorneys, employees, insurers, reinsurers and/or agents and their successors and assigns individually and in their official capacities (collectively referred to herein as “Releasees”), jointly and severally, of and from any and all claims, known and unknown, asserted or unasserted, relating to or arising out of his employment or termination of his employment, which Employee has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of the following, as amended:

•	Title VII of the Civil Rights Act of 1964;

•	Sections 1981 through 1988 of Title 42 of the United States Code;

•	The Employee Retirement Income Security Act of 1974 (“ERISA”);

•	The Internal Revenue Code of 1986;

•	The Immigration Reform and Control Act;

•	The Americans with Disabilities Act of 1990;

•	The Worker Adjustment and Retraining Notification Act;

•	The Fair Credit Reporting Act;

•	The Family and Medical Leave Act;

•	The Equal Pay Act;

•	The Genetic Information Nondiscrimination Act of 2008;

•	The Age Discrimination in Employment Act of 1967 (“ADEA”);

•	The Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”);

•	Families First Coronavirus Response Act;

•	The Pregnant Worker’s Fairness Act (“PWFA”)

•	The Illinois Human Rights Act;

•	820 ILCS 305/4(h) of the Illinois Workers’ Compensation Act;

•	Illinois common law regarding retaliation or discrimination for filing a workers’ compensation claim;

•	Illinois Equal Pay Act;

•	Illinois School Visitation Rights Act;

•	Illinois AIDS Confidentiality Act;

•	Illinois Right to Privacy in the Workplace Act;

•	Illinois Genetic Information Privacy Act;

•	Illinois One Day Rest in Seven Act;
•	Illinois Eight Hour Work Day Act;

•	Illinois Health and Safety Act;

•	Illinois Whistleblower Act;

•	Illinois Victims’ Economic Safety and Security Act;

•	Illinois Worker Adjustment and Retraining Notification Act;

•	Illinois Personnel Records Review Act;

•	Illinois Criminal Identification Act;

•	Illinois Voter Leave Act;

•	Illinois Family Military Leave Act;

•	Illinois Joint Agency Rules of Sex Discrimination;

•	Illinois Joint Agency Rules on National Origin Discrimination;

•	Illinois Human Rights Commission Rules on Handicap Discrimination;

•	Illinois Human Rights Commission Rules on Unfavorable Military Discharge Discrimination;

•	Smoke Free Illinois Act;

•	Illinois Blood Donation Leave Act;

•	Illinois Civil Patrol Leave Law

•	Illinois Jury Duty Leave Law

•	Illinois Official Meetings Leave Law

•	Illinois Witness Duty Leave Law

•	Illinois Nursing Mothers in the Workplace Act

•	Illinois Common Law Claims for Unlawful Retaliatory Discharge in Violation of Public Policy;

•	Illinois Employee Sick Leave Act;

•	Illinois Family Bereavement Leave Act;

•	Illinois Biometric Information Privacy Act;

•	Illinois Workplace Transparency Act;

•	Illinois Volunteer Emergency Worker Job Protection Act; and

•	Illinois Gender Violence Act.

Employee waives any right to receive any monetary or other benefit because of any charge, claim, lawsuit, or administrative proceeding based upon any claim released in this Agreement. This Release does not apply to claims for workers’ compensation benefits, vested employee benefits, or other claims that cannot be released under applicable law.

The foregoing Release does not apply to: (a) claims for workers’ compensation benefits; (b) a claim by Employee for unemployment benefits to which the Company will not object; (c) Employee’s right to a defense and indemnity under all applicable insurance policies maintained by the Company, in its organizational documents or by law; (d) vested retirement benefits, including Employee’s 401(k) account; and (e) any claims arising after the Effective Date of this Agreement, including the right to enforce this Agreement.

4. Company Waiver and General Release. In exchange for the consideration specified in this Agreement and complying with its terms, the Company, releases and discharges the Employee and his heirs, legatees, personal representatives and assigns, jointly and severally (the “Employee Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which the Releasors have or may have against Employee Releasees as of the date of execution of this Agreement, relating to or arising out of his employment or the termination of his employment. The foregoing Release does not apply to any claims arising after the Effective Date of this Agreement, including the right to enforce this Agreement, or to any unknown claims of intentional wrongdoing which the Company could not have known about through the exercise of reasonable diligence as of the Effective Date of this Agreement and for which Employee did not have a good faith belief that his alleged act or omission was in the best interest of the Company.

5. Cooperation. Employee agrees to cooperate fully with the Company with respect to the immediate and smooth transition of Employee’s duties and knowledge back to the Company (i.e., login/passwords, vender information, etc.). Employee understands that nothing in this Agreement prevents or is intended to discourage him from speaking to or cooperating with the government in any ongoing investigations.

6. Return of Company Property. Employee acknowledges that, to the best of his knowledge as of the Effective Date, he has returned all Company property that is in his possession, custody, or control including but not limited to all confidential documents, reports, files (including data stored in computer memory or other storage media), memoranda and records, cell phones, portable computers and related equipment, card-key passes, door and file keys, computer access codes, computer hardware and software, client and customer information and lists, marketing information, database information and lists, mailing lists, , data and any other property or confidential information that Employee may have relating to the Company’s customers, clients, employees, policies or practices, whether those materials are in paper or computer-stored form. Employee agrees not to retain any such property or confidential information in any form, and not to give copies of such property or information or disclose their contents to any other person.

7. Employee Covenants. Employee agrees and acknowledges that to ensure that the Company retains its value and goodwill, he has a continuing obligation to not use any Confidential Information (as defined below), special knowledge of the business, or the relationships of the Company or the Company Affiliates with their respective customers and employees, all of which Employee had access to through Employee’s employment with the Company. Accordingly, Employee agrees to the following restrictive covenants.

(a) Confidential Information. Employee acknowledges that by reason of his employment by the Company, or while being associated with the Company Affiliates, Employee has had and become informed of Confidential Information (defined below) that is a competitive asset of the Company or the Company Affiliates, and agrees that the Company and the Company Affiliates have a protectable interest in such Confidential Information. Therefore, Employee agrees that after his separation he shall not, directly or indirectly, disclose to any unauthorized person or use for his own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that such Confidential Information (i) becomes or is generally known to the public and available for use by the public and industry other than as a result of Employee’s unauthorized acts or omissions in breach of this Agreement, or (ii) is required to be disclosed by judicial process, law or securities exchange on which the securities of the Company or any of the Company Affiliates are listed; provided, however, that Employee, to the extent not prohibited by such process, law or exchange, shall give the Company written notice of the Confidential Information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is reasonably practicable, shall cooperate with the Company in any efforts to protect the Confidential Information from disclosure (including efforts to secure a judicial order to such effect), and shall limit his disclosure of such Confidential Information to the minimum disclosure required by such process, law or exchange. Employee acknowledges that all documents and other property including or reflecting Confidential Information furnished to Employee by the Company or any Company Affiliate or otherwise acquired or developed by the Company or any Company Affiliate or acquired, developed or known by Employee by reason of the performance of his duties for, or his association with, the Company or any Company Affiliate shall at all times be the property of the Company. Employee shall take all reasonable steps to safeguard Confidential Information and protect it against disclosure, misuse, loss or theft. “Confidential Information” means (x) any and all trade secrets concerning the business and affairs of the Company or any Company Affiliate, any product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures processes, improvements, devices, discoveries, concepts, methods, and information of the Company or any Company Affiliate; (y) any and all information concerning the business and affairs of the Company or any Company Affiliate (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques), however documented; and (z) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company or Company Affiliate containing or based, in whole or in part, upon any information included in the foregoing.

(b) Non-Compete. Employee agrees that Employee has had access to Confidential Information concerning the Company and the Company Affiliates and that Employee’s services are of special, unique and extraordinary value to the Company and the Company Affiliates. Therefore, Employee agrees that during his employment with the Company and until 12 months after the Effective Date (regardless of the reason for termination), Employee shall not, other than in the legitimate exercise of his duties for the Company during his employment with the Company, directly or indirectly own, manage, operate, control, be employed or engaged by, lend to, or otherwise serve as a director, officer, stockholder, partner, member, manager, agent, consultant or contractor of or to, any entity that engages in, or otherwise engage or participate in, whether or not for compensation, the Business (as defined in Section 9(a) of this Agreement), or in any other business in which the Company or any Company Affiliate engages as of the date on which Employee’s employment with the Company ends and in which Employee has been actively involved (“Competitive Activity”). The provisions in this Section 6(b) shall operate in the market areas of the United States and any other market areas of any other countries anywhere in the world in which the Company or any Company Affiliate conducts its business as of Employee’s separation from the Company. The foregoing shall not restrict the Employee from directly or indirectly owning stock of the Company or up to an aggregate of one percent of the outstanding stock of any publicly held company engaged in Competitive Activity. The foregoing paragraph also shall not restrict the Employee from the practice of law, consistent with the Illinois Rules of Professional Conduct and subject to the Employee’s Confidential Information covenant in Section 6(b), including, but not limited to, engaging in the practice of law as an employee, contractor, or consultant for any entity engaged in Competitive Activity.

(c) Non-Solicitation. Employee agrees that during his employment with the Company and until 12 months after the Effective Date, he shall not, directly or indirectly, whether individually, as a director, stockholder, partner, member, manager, owner, officer, employee, agent, consultant or contractor of or to any business or entity, or in any other capacity: (i) induce or attempt to induce any employee of the Company or any Company Affiliate to leave his or her employ or in any way interfere with the relationship between the Company or any Company Affiliate and any employee thereof; (ii) solicit to hire any person who was an employee of the Company or any Company Affiliate at any time during the one-year period prior to the date of such solicitation; or (iii) solicit any customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate for sale thereto of any products or services related to any Competitive Activity, induce or attempt to induce any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of the Company or any Company Affiliate to cease doing business with the Company or any Company Affiliate, or in any way interfere with the relationship between any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or business relation of the Company or any Company Affiliate. Notwithstanding the foregoing, Employee is not prohibited from communicating with any employee of the Company who may contact him regarding other employment opportunities outside of the Company, so long as the employee of the Company initiates such communication.

(d) Ownership of Inventions. Employee hereby agrees that any and all inventions (whether or not an application for protection has been filed under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected under copyright laws), Moral Rights, mask works, trademarks, trade names, trade dress, trade secrets, publicity rights, know-how, ideas (whether or not protected under trade secret laws), and all other subject matter protected under patent, copyright, Moral Right (defined as any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country, or under any treaty), mask work, trademark, trade secret, or other laws, that have been, are or will be developed, generated or produced by Employee, solely or jointly with others, at any time while employed by the Company, including during the Employment Period, are and shall be the exclusive property of the Company, subject to the obligations of this Section 6 with respect to Confidential Information, and Employee hereby forever waives and agrees never to assert against the Company, its successors or licensees any and all ownership, interest, Moral Rights or similar rights with respect thereto. Employee hereby assigns to the Company all right, title and interest to the foregoing inventions, concepts, ideas and materials. This Section 6(d) does not apply to any invention or other work of Employee for which no equipment, supplies, facility or Confidential Information of the Company was used and that was developed entirely on Employee’s own time, unless the invention (A) relates to (x) the Business or (y) the Company’s actual or demonstrably anticipated research or development, or (B) results from any work performed by Employee for or on behalf of the Company. Employee shall keep and maintain adequate and current written records of all inventions, concepts, ideas and materials made by Employee (jointly or with others) during the term of Employee’s association or employment with the Company. Such records shall remain the property of the Company at all times. Employee shall promptly and fully disclose to the Company the nature and particulars of any Inventions or research project undertaken on the Company’s behalf.

8. Confidentiality. Employee agrees after the Effective Date not to disclose any underlying facts leading to this Agreement, except to Employee’s spouse, tax advisor, an attorney with whom Employee chooses to consult regarding Employee’s consideration of this Agreement and/or to any federal, state or local governmental agency. This provision shall not be construed to limit Employee’s rights under the National Labor Relations Act including, but not limited to, the right to engage in protected concerted activity, including discussing terms and conditions of employment with coworkers, and attempting to improve terms and conditions of employment through channels outside the immediate employee-employer relationship, such as through the National Labor Relations Board. The Company agrees after the Effective Date not to disclose any underlying facts leading to this Agreement to any third parties, except to the Company’s auditors, insurers, tax advisors, outside attorneys, or Company employees with a business need to know. The Parties agree that confidentiality is the documented preference of both Parties and is mutually beneficial to both Parties to this Agreement. The Parties also agree the consideration in this Agreement includes bargained for consideration in exchange for the promise of confidentiality.

9. Non-Disparagement. Employee agrees not to make any oral or written statement that disparages or defames the Company (including any of its past or present officers, directors, members, employees, products, or services). The Company agrees to instruct its Board of Directors, CEO and all members of management that report directly to the CEO not to make any oral or written statement that disparages or defames the Employee. The Company and Employee also agree that the consideration in this Agreement includes bargained for consideration in exchange for the promise of non-disparagement. Nothing in this Agreement has the purpose or effect of preventing Employee from making truthful statements or disclosures about alleged Unlawful Employment Practices, which are defined to mean any form of unlawful discrimination, harassment, or retaliation that is actionable under Title VII of the Civil Rights Act of 1964 or the Illinois Human Rights Act or any other related federal or state rule or law that is enforced by the Equal Employment Opportunity Commission or the Illinois Department of Human Rights. The Company and Employee acknowledge that any failure by a Party to abide by the obligations of that Party under this Section shall constitute a material breach of this Agreement.

10. Breach of Agreement. The Company and Employee acknowledge that a breach of any provision of this Agreement by the other Party will cause serious and irreparable injury to the non-breaching Party that will be difficult to quantify, and which may not be adequately compensated by monetary damages alone. In the event of a breach or threatened or intended breach of this Agreement by a Party, the non-breaching Party shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. The Company and Employee further agree that should there be a breach of this Agreement, the non-breaching Party may seek any and all other legal or equitable remedies available to it, In addition, the prevailing party in any litigation filed based on a breach of this Agreement shall be entitled to recover all reasonable costs and attorneys’ fees because of a breach of any provisions of this Agreement.

11. Severability. The provisions of this Agreement shall be severable and the invalidity of any provision, or the performance of one party’s obligations under any provision, shall not affect the validity of the other provisions or the other party’s duty to perform its or Employee’s obligations under any other provision; provided, however, that (a) upon a finding by a court of competent jurisdiction that any release or agreement in Sections 3 and 4 above are illegal, void or unenforceable, the Parties agree, to execute promptly a release and agreement that is legal and enforceable, and (b) a Party’s failure to comply with the obligations to promptly execute such release will constitute a material breach of this Agreement.

12. Governing Law and Jurisdiction/Consent to Jurisdiction/Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with laws and judicial decisions of the State of Illinois, without regard to its principles of conflicts of laws. Any action regarding this Agreement or Employee’s employment with or separation from the Company must be brought and prosecuted in the state courts of Cook County, Illinois, or in the United States District Court for the Northern District of Illinois, Eastern Division, and the parties will not dispute that personal jurisdiction or venue is appropriate and convenient. The Company and Employee further agree that if such an action is commenced, the right to a jury trial is waived.

13. Entire Agreement. This Agreement, along with the Indemnification Agreement between the Company and Employee, dated April 23, 2024, represents the entire agreement and understanding concerning Employee’s employment with and separation from the Company, and supersedes and replaces all prior agreements, understandings, discussions, proposals, or negotiations (whether written or oral) between Employee and the Company, including the Employment Agreement except as expressly stated in this Agreement.

EMPLOYEE IS ADVISED THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO CONSIDER THIS AGREEMENT. EMPLOYEE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY OR REPRESENTATIVE OF EMPLOYEE’S CHOICE PRIOR TO EMPLOYEE’S SIGNING OF THIS AGREEMENT.

EMPLOYEE MAY REVOKE THIS AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY ON WHICH EMPLOYEE SIGNS OR ENTERS INTO THIS AGREEMENT AND THE AGREEMENT IS NOT ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO WILLIAM BUZOGANY VIA EMAIL: WBUZOGANY@PSIENGINES.COM AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE POSTMARKED OR IF PERSONALLY DELIVERED RECEIVED BY WILLIAM BUZOGANY WITH CONFIRMATION OF DELIVERY VIA EMAIL TO WBUZOGANY@PSIENGINES.COM OR HIS/HER DESIGNEE WITHIN SEVEN (7) CALENDAR DAYS AFTER CHARGING PARTY SIGNS OR ENTERS INTO THIS AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL CONSIDERATION PERIOD.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

IN WITNESS WHEREOF, the undersigned have executed this Agreement freely and voluntarily with the intention of being legally bound by it.

Randall Lehner	POWER SOLUTIONS INTERNATIONAL, INC.

/s/ Randall Lehner	By:	/s/ William Buzogany
Dated: April 29, 2025		Print Name: Vice President Human Resources and Senior Counsel Dated: April 30, 2025

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